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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[X] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Franzen,      Timothy           E.W.         Armanino Foods of Distinction, Inc. (ARMF)    to Issuer (Check all applicable)
--------------------------------------------  ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)    3. IRS or Social Security  4. Statement for      ----               ---
    516 Thain Way                                Number of Reporting        Month/Year              Officer (give  X Other (specify
--------------------------------------------     Person (Voluntary)         January 2002       ---- title below)  --- below)
                  (Street)                                               -------------------   Disposition of shares of common stock
    Palo Alto,    California       94306                                 5. If Amendment,      resulting in a change of beneficial
--------------------------------------------                                Date of Original   ownership of the reporting person to
    (City)        (State)          (Zip)                                    (Month/Year)       less than 10%
                                                                            May 2001           -------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                         -------------------   (Check Applicable Line)
                                                                                                X    Form filed by One
                                                                                               ----  Reporting Person
                                                                                                     Form filed by More than
                                                                                               ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)   Code   V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                    01/25/2002  S             1,300    (D)      $4.04
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Common Stock                    01/25/2002  S             3,100    (D)      $3.65
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Common Stock                    01/25/2002  S             1,900    (D)      $3.60
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Common Stock                    01/25/2002  S             3,800    (D)      $3.58
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Common Stock                    01/25/2002  S             2,700    (D)      $3.90
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Common Stock                    01/25/2002  S             1,000    (D)      $3.95
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Common Stock                    01/25/2002  S            16,000    (D)      $3.75
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Common Stock                    01/25/2002  S               200    (D)      $3.57         308,800              (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                    (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (6/5/2001)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Securities:                 Ownership
   Owned at End            Beneficially Owned          (Instr. 4)
   of Month                at End of Month
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:


Reminder: Report on a separate line for each class of securities beneficially             /s/     Timothy Franzen         01/29/2002
          owned directly or indirectly                                                    ------------------------------- ----------
                                                                                           Signature of Reporting Person     Date
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.
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